UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2019

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Greenway Plaza Suite 600 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former name or former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Limited partner units representing limited partnership interests	BPL	New York Stock Exchange

Introduction

As previously disclosed, on May 10, 2019, Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Buckeye Pipe Line Services Company, a Pennsylvania corporation, and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to which, on November 1, 2019 (the “Closing Date”), Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a subsidiary of Parent. Parent is owned by a subsidiary of IFM Global Infrastructure Fund (the “Fund”), which is advised by IFM Investors Pty Ltd.

Item 1.01.	Entry into Material Definitive Agreements.

Senior Secured Term and Revolving Facilities

On the Closing Date, Merger Sub, as initial borrower (whose rights and obligations in the Facilities (as defined below) were assumed by the Partnership as the surviving entity upon the consummation of the Merger), together with certain subsidiaries of the Partnership as additional borrowers for the revolving facility (together with Merger Sub (and, following the effectiveness of the Merger, the Partnership), the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) establishing senior secured credit facilities in an aggregate principal amount of up to $2,850 million, consisting of a $2,250 million senior secured term loan facility (the “Term Facility”) with a maturity of seven years and a $600 million senior secured revolving facility (including a sub-limit of $200,000,000 for letters of credit) with a maturity of five years (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). In addition, the Partnership (and, in the case of any incremental revolving commitments, each Borrower) may request one or more increases to the Facilities or additional classes of loans or commitments to be provided under the Credit Agreement in the form of incremental loans or commitments in an aggregate amount (of which not more than $400,000,000 can be for incremental revolving commitments) up to the sum of (i) the greater of (x) $881 million and (y) 100% Consolidated Adjusted EBITDA (as defined in the Credit Agreement) for the most recent four fiscal quarter period for which financial statements are available or, at the Partnership’s option, were required to have been delivered, plus (ii) an amount equal to all voluntary prepayments and loan buybacks of the Term Facility and any other indebtedness that is secured on a pari passu basis with the Term Facility and any voluntary permanent commitment reductions of the Revolving Facility, any incremental revolving facility or any other revolving facility refinancing any of the foregoing (other than prepayments, buybacks and reductions financed with long-term indebtedness (other than revolving indebtedness)), plus (iii) an additional unlimited amount subject to a First Lien Net Leverage Ratio (as defined in the Credit Agreement) determined on a pro forma basis of not more than 2.75:1.00.

Proceeds of the loans drawn under the Facilities on the Closing Date, together with other sources of funds, were used to finance the transactions contemplated by the Merger Agreement, to refinance existing debt of the Partnership, to pay related fees and expenses, for additional cash on the balance sheet and for general purposes of the Partnership and its restricted subsidiaries. Proceeds of the Revolving Facility drawn after the Closing Date will be used to finance ongoing working capital needs and other general purposes of the Borrowers and their subsidiaries.

Collateral and Guarantors

All obligations under the Facilities are unconditionally guaranteed by each of the existing and future direct and indirect material, wholly-owned domestic subsidiaries of the Partnership, subject to certain exceptions.

The obligations under the Term Facility are secured by a first-priority pledge over (i) substantially all of the assets of the Partnership and each subsidiary guarantor that do not constitute “Principal Property” (as defined in that certain existing indenture of the Partnership as issuer with SunTrust Bank as trustee, dated as of July 10, 2003 (the “Indenture”)) and (ii) the capital stock of each subsidiary guarantor that does not own or lease “Principal Property”, in each case, subject to certain exceptions and permitted liens. The Revolving Facility is secured by the same collateral as the Term Facility, and in addition to that, the Revolving Facility also benefits from security interests in those assets that constitute Principal Property, subject to certain exceptions and permitted liens, provided that those assets do not secure amounts in aggregate exceeding 10% of Consolidated Net Tangible Assets (as defined in the Indenture).

Interest Rates

Borrowings under the Term Facility will bear interest at a rate equal to, at the Partnership’s option, either:

•	a base rate determined by reference to the highest of (i) the rate which Credit Suisse AG, Cayman Islands Branch, announces as its prime lending rate, (ii) the overnight federal funds rate plus 0.50% per annum and (iii) one-month LIBOR plus 1.00%, in each case of (i), (ii) or (iii), plus 1.75%; or

•	a LIBOR rate determined by reference to the London interbank offered rate for dollars for the relevant interest period, adjusted for statutory reserve requirements, plus 2.75%.

Borrowings under the Revolving Facility will bear interest, initially, at a rate equal to, at the Partnership’s option, either:

•	a base rate determined by reference to the highest of (i) the rate which Credit Suisse AG, Cayman Islands Branch, announces as its prime lending rate, (ii) the overnight federal funds rate plus 0.50% per annum and (iii) one-month LIBOR plus 1.00%, in each case of (i), (ii) or (iii), plus 0.25%; or

•	a LIBOR rate determined by reference to the London interbank offered rate for dollars for the relevant interest period, adjusted for statutory reserve requirements, plus 1.25%.

From and after the delivery by the Partnership to the administrative agent for the Facilities of financial statements for the first full fiscal quarter ended after the Closing Date, the applicable margin over the base rate or LIBOR for the Revolving Facility will be in the range of (x) 1.00% and 2.00% (for LIBOR loans) and (y) 0.00% and 1.00% (for base rate loans) based on a pricing grid as determined by reference to the applicable First Lien Net Leverage Ratio for the most recent four fiscal quarter period for which financial statements have been delivered.

The base rate and LIBOR for the Facilities will be subject to a 0.00% floor.

Amortization and Prepayments

Amounts borrowed under the Term Facility amortize in equal quarterly installments, commencing with the second full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

In addition, the Term Facility will require the Partnership to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events by the Partnership or its restricted subsidiaries which, in the aggregate, exceed the greater of (i) $100 million and (ii) 10% of the Consolidated Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements are available or, at the Partnership’s option, were required to have been delivered, and, individually, exceed the greater of (i) $20 million and (ii) 2.0% of Consolidated Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements are available or, at the Partnership’s option, were required to have been delivered, in each case of (i) and (ii), subject to certain exceptions and reinvestment rights; and

•	100% of the net cash proceeds of any issuance or incurrence of certain indebtedness by the Partnership or its restricted subsidiaries, other than proceeds from debt permitted under the Credit Agreement.

The Partnership may voluntarily prepay loans outstanding under the Term Facility, in whole or in part, without premium or penalty (except as described below) in minimum amounts, at any time, subject to customary “breakage” costs with respect to LIBOR loans. If the Partnership prepays loans under the Term Facility in connection with a Repricing Event (as defined in the Credit Agreement) prior to the date that is six months after the Closing Date, subject to certain exceptions, such prepayment will be subject to a 1.00% prepayment fee.

The relevant Borrower of the Revolving Facility may voluntarily reduce or terminate, in whole or in part, the commitments under the Revolving Facility without premium or penalty in minimum amounts, at any time, subject to customary “breakage” costs with respect to LIBOR loans.

Restrictive Covenants and Other Matters

The Credit Agreement contains certain customary affirmative covenants, which are subject to certain exceptions. The negative covenants in the Credit Agreement include, among other things, limitations (subject to certain exceptions) on the Partnership and its restricted subsidiaries’ ability to incur additional debt, create liens on certain assets, make certain investments (including acquisitions), pay dividends on or make distributions in respect of their capital stock or make other restricted payments, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with their affiliates and change their fiscal year. The Revolving Facility is also subject to a financial covenant of a maximum First Lien Net Leverage Ratio of 4:50:1.00, which will be tested only at the end of any fiscal quarter when the aggregate outstanding loan amount and letters of credit under the Revolving Facility (taking into account certain deductions) exceeds 35% of the outstanding commitments under the Revolving Facility at that time.

If, at any time during the term of the Facilities, (i) the Partnership obtains and maintains an investment grade rating for its senior, unsecured non-credit enhanced long-term indebtedness for borrowed money by certain rating agencies and (ii) no default or event of default has occurred and is continuing, then the negative covenants on the Partnership’s and its restricted subsidiaries’ ability to incur additional debt, make certain investments (including acquisitions), pay dividends on or make distributions in respect of their capital stock or make other restricted payments, and enter into certain transactions with their affiliates will cease to apply until and unless the conditions described in (i) and (ii) above cease to be met.

The Credit Agreement contains certain customary events of default, including, among other things, relating to a change of control, and equity cure provisions to allow the Partnership to remedy a breach of financial covenant by equity contribution, subject to certain limitations. If an event of default occurs, the lenders under the Facilities are entitled to take various actions, including the acceleration of amounts due under the Facilities and all actions permitted to be taken by a secured creditor in respect of the collateral securing the Facilities.

The disclosure contained in this Item 1.01 does not purport to be a complete description of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

Existing Credit Agreement

On the Closing Date, pursuant to the terms of the Merger Agreement, the Partnership terminated its Revolving Credit Agreement, dated as of September 30, 2014 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), by and among the Partnership, certain subsidiaries of the Partnership, the lenders party thereto from time to time and SunTrust Bank, as administrative agent.

The Existing Credit Agreement provided for a $1.5 billion unsecured revolving credit facility that the Partnership could draw upon for, among other things, general purposes. Absent termination (or extension pursuant to its terms), the revolving commitments under the Existing Credit Agreement would have expired on September 30, 2021. In connection with the termination of the Existing Credit Agreement, the Partnership repaid all of the outstanding obligations in respect of principal, interest and fees under the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1

Credit Agreement, dated as of November 1, 2019 by and among Hercules Merger Sub LLC, Buckeye Partners, L.P., Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC, Buckeye West Indies Holdings LP, the Lenders and the Issuing Banks party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its General Partner

/s/ Todd J. Russo
Name:	Todd J. Russo
Title:	Senior Vice President, General Counsel and Secretary

Dated: November 1, 2019